Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
American Oriental Bioengineering, Inc.

We consent to the incorporation by reference in the foregoing Registration Statement on Form S-3, of our report dated February 27, 2009, relating to the consolidated financial statements of American Oriental Bioengineering, Inc. and Subsidiaries as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, which appears in the American Oriental Bioengineering, Inc. Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 9, 2009. We also consent to the reference to our firm under the caption “Experts”.

/s/ Weinberg & Company, P.A. WEINBERG & COMPANY, P.A. Certified Public Accountants Boca Raton, Florida October 9, 2009